Exhibit 99.1

Barnes & Noble Education Reports Second Quarter Fiscal Year 2023 Financial Results

BNC’s First Day® Inclusive and Equitable Access Programs Revenue Grew 49% in the Second Quarter as Consolidated Revenue Declines 1.6%

First Day® Complete Revenue Grew 97% in the Second Quarter; First Day Complete Model Adopted by 111 Campus Stores for the Fall 2022 Term, Representing Undergraduate Student Enrollment of Over 545,000, up 85% from the Prior Year

Implements Plan to Streamline Operations and Accelerate BNC’s First Day Complete Equitable Access Strategy

Plans To Deliver $30 million to $35 million in Annual Operating Expense Savings;
Focused on Growth and Profitability of Retail Business

December 6, 2022, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today reported sales and earnings for the second quarter ended on October 29, 2022. Barnes & Noble Education is a highly seasonal business and the second quarter includes the Fall rush period, which is historically the largest sales period for the Company.
Financial results for the second quarter 2023:
•Consolidated second quarter GAAP sales of $617.1 million decreased 1.6%, as compared to the prior year period.
•Consolidated second quarter GAAP gross profit of $144.8 million compared to $145.6 million in the prior year period. Gross margin was 23.5% of sales as compared to 23.2% in the prior year period.
•Consolidated second quarter GAAP net income of $22.1 million, compared to $22.5 million in the prior year period.
•Consolidated second quarter non-GAAP Adjusted Earnings of $24.0 million, compared to $25.0 million in the prior year period.
•Consolidated second quarter non-GAAP Adjusted EBITDA of $39.4 million, compared to $39.0 million in the prior year period.
Operational highlights for the second quarter 2023:
•111 campus stores adopted BNC’s First Day® Complete course materials delivery program for the 2022 Fall Term, representing approximately 545,000* in total undergraduate student enrollment, a growth rate of 85% over Fall 2021. First Day® Complete revenue increased 97% to $89.9 million.
•Seven additional campus stores with total undergraduate student enrollments of approximately 43,000* to launch BNC’s First Day Complete model in the Spring Term, including the University of Connecticut and the University of Memphis.
•Retail Gross Comparable Store Sales General Merchandise sales were up 4.5%, with particular strength in logo and emblematic sales. Total Retail segment gross comparable store sales for the quarter decreased by 2.2%, as the strength in general merchandise sales was offset by a 4.6% decrease in course material sales due to lower course material adoptions and a shift to digital offerings, which have a lower price point. Please see a more detailed definition in the Results table and Retail segment discussion below.
•DSS revenue grew 2.3% to $8.5 million. DSS has begun to adjust its cost structure, particularly within its Bartleby organization, to focus on enhanced profitability and sustainable growth.

*As reported by National Center for Education Statistics (NCES)

“During the second quarter, total sales from our First Day® Complete and First Day® by course material delivery offerings grew 49% to $143.2 million, with First Day Complete revenue increasing 97% to $89.9 million. These results were in-line with our expectations and clearly demonstrate the profitable and predictable nature of the First Day Complete model. However, our second quarter consolidated financial performance fell short of our expectations, as declines in legacy course material sales and gross profits more than offset the gains generated by First Day Complete during the period,” said Michael P. Huseby, Chief Executive Officer, BNED. “Given the predictability of First Day Complete and its clear benefits to student outcomes, faculty instruction, and the colleges and universities we serve, we are implementing significant strategic actions to accelerate the adoption and growth of the First Day Complete model. We anticipate First Day Complete will be the only model we offer to many institutional partners going forward and we expect the vast majority of our institutional partners and their students to implement the First Day Complete model over the next two fiscal years.”
“We have also begun executing significant cost reduction initiatives to better align our overall expenses and resources with current market trends in order to bolster profitability in Fiscal 2023 and longer-term. We expect these initiatives to realize $30 million to $35 million of annualized cost savings when fully implemented and $10 million to $15 million of cost savings in the remainder of Fiscal 2023. We intend to invest these savings in our highest-return initiatives, foremost of which will be the accelerated deployment of our First Day Complete sales model and our retail offering to colleges and universities. We are confident in our ability to execute these strategic actions, which provide a clear path forward to create durable, profitable growth and increased shareholder value.”
Second Quarter and Year to Date Results for 2023
Results for the 13 and 26 weeks of Fiscal 2023 and Fiscal 2022 are as follows:

$ in millions	Selected Data (unaudited)
	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Q2 2023	Q2 2022	Fiscal 2023	Fiscal 2022
Total Sales	$617.1	$627.0	$881.0	$867.8
Net Income (Loss)	$22.1	$22.5	$(30.6)	$(21.1)

Non-GAAP(1)
Adjusted EBITDA	$39.4	$39.0	$5.9	$14.5
Adjusted Earnings	$24.0	$25.0	$(26.7)	$(15.1)

Additional Information
Retail Gross Comparable Store Sales Variances (2)	$(14.1)	$73.5	$19.7	$147.6
(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.
(2) Retail Gross Comparable Store Sales includes sales from physical and virtual stores that have been open for an entire fiscal year period and does not include sales from closed stores for all periods presented. In-store and online logo and emblematic general merchandise sales fulfilled by FLC and Fanatics, respectively, are recognized on a net commission revenue basis, as compared to the recognition of online logo and emblematic sales on a gross basis in the prior year period. For Retail Gross Comparable Store Sales purposes, sales for logo and emblematic general merchandise fulfilled by FLC, Fanatics and digital agency sales are included on a gross basis.

The Company has three reportable segments: Retail, Wholesale and Digital Student Solutions (“DSS”). Unallocated shared-service costs, which include various corporate level expenses and other governance functions, continue to be presented as Corporate Services. All material intercompany accounts and transactions have been eliminated in consolidation.

Retail Segment Results
Retail sales decreased by $10.3 million, or 1.7%, as compared to the prior year period. Retail Gross Comparable Store Sales decreased 2.2% for the quarter, with comparable course material sales decreasing 4.6%. Rental income declined 16.7% to $41.3 million for the 13 weeks ended October 29, 2022. The declines in course material product sales and rental income were primarily due to the shift to more digital course materials and were offset by increased revenue from the Company’s First Day models, which increased by 49% to $143.2 million, as compared to $96.0 million in the prior year period.
Retail Gross Comparable Store Sales for general merchandise increased 4.5%, benefiting from a return to more on campus activities.
Retail non-GAAP Adjusted EBITDA for the quarter was $39.4 million, as compared to $39.4 million in the prior year period. Non-GAAP Adjusted EBITDA remained flat despite lower revenue due to improved gross margins and lower selling and administrative expenses.

Wholesale Segment Results
Wholesale second quarter sales of $21.1 million decreased by $0.6 million, or 2.5%, as compared to the prior year period. The decrease is primarily due to lower gross sales impacted by supply constraints resulting from the lack of textbook purchasing opportunities during the prior fiscal year, a decrease in customer demand resulting from a shift in buying patterns from physical textbooks to digital products, and lower demand from other third-party clients, partially offset by lower returns and allowances.
Wholesale non-GAAP Adjusted EBITDA for the quarter increased to $1.6 million, as compared to $1.2 million in the prior year. The increase in Wholesale non-GAAP Adjusted EBITDA is primarily related to lower selling and administrative expenses.

DSS Segment Results
DSS second quarter sales of $8.5 million increased by 2.3%, as compared to the prior year period. The lower than anticipated increase in revenue is primarily driven by product offering mix as well as lower than expected traffic experienced across our digital offerings.
DSS non-GAAP Adjusted EBITDA was $0.2 million for the quarter, as compared to $0.8 million in the prior year period. The decrease in non-GAAP adjusted EBITDA is primarily related to higher selling and administrative expenses. DSS has begun to adjust its cost structure, particularly within its Bartleby organization, to focus on enhanced profitability and sustainable growth.

Strategic Update
The Company is undertaking company-wide initiatives to drive efficiencies, simplify organizational structure and further reduce non-essential costs. These actions have commenced and are expected to be substantially implemented within the next thirty days. These actions are expected to provide annualized savings of $30 million to $35 million once fully implemented. The Company expects to save $10 million to $15 million in fiscal year 2023. The Company is committed to pursuing additional actions to optimize longer-term gross margin and cost structure. In connection with these initiatives, the Company expects to recognize restructuring charges of approximately $5 million to $6 million in the fiscal third quarter of 2023. These restructuring charges are excluded from non-GAAP adjusted EBITDA and from the annualized and fiscal year 2023 savings.

Outlook
For fiscal year 2023, the Company expects consolidated non-GAAP Adjusted EBITDA to be between $20 million to $30 million, representing non-GAAP Adjusted EBITDA growth of $25 million to $35 million compared to fiscal year 2022. The Company’s Retail segment will be the primary driver of non-GAAP Adjusted EBITDA growth driven by new and ongoing First Day Complete course ware model implementations, growth within its general merchandise business, new business margin, and cost reductions.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 8:30 a.m. Eastern Time on Tuesday, December 6, 2022 and can be accessed at the Barnes & Noble Education corporate website at investor.bned.com or www.bned.com.

Barnes & Noble Education expects to report fiscal year 2023 third quarter results in early March 2023.

EXPLANATORY NOTE

We have three reportable segments: Retail, Wholesale and DSS as follows:
•The Retail Segment operates 1,399 college, university, and K-12 school bookstores, comprised of 793 physical bookstores and 606 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce websites which we operate and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment also offers inclusive and equitable access programs, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students on or before the first day of class. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.
•The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 3,100 physical bookstores (including our Retail Segment's 793 physical bookstores) and sources and distributes new and used textbooks to our 606 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 350 college bookstores.
•The Digital Student Solutions ("DSS") Segment includes products and services to assist students to study more effectively and improve academic performance. The DSS Segment is comprised of the operations of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, and bartleby®, an institutional and direct-to-student subscription-based offering providing textbook solutions, expert questions and answers, writing and tutoring.
Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		26 weeks ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Sales:
Product sales and other	$575,764	$577,329	$828,710	$805,099
Rental income	41,334	49,648	52,246	62,672
Total sales	617,098	626,977	880,956	867,771
Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales (a)	449,322	453,070	643,427	627,231
Rental cost of sales	22,941	28,348	29,206	34,952
Total cost of sales	472,263	481,418	672,633	662,183
Gross profit	144,835	145,559	208,323	205,588
Selling and administrative expenses	107,086	107,902	205,572	194,137
Depreciation and amortization expense	10,759	11,952	23,292	24,576
Restructuring and other charges (a)	260	1,116	635	3,021
Operating income (loss)	26,730	24,589	(21,176)	(16,146)
Interest expense, net	4,886	2,264	8,754	4,758
Income (loss) before income taxes	21,844	22,325	(29,930)	(20,904)
Income tax (benefit) expense	(300)	(203)	633	196
Net income (loss)	$22,144	$22,528	$(30,563)	$(21,100)

Income (Loss) per common share:
Basic	$0.42	$0.43	$(0.58)	$(0.41)
Diluted	$0.42	$0.41	$(0.58)	$(0.41)
Weighted average common shares outstanding:
Basic	52,438	51,666	52,305	51,570
Diluted	53,195	54,568	52,305	51,570

(a) For additional information, see the Notes in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		26 weeks ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Percentage of sales:
Sales:
Product sales and other	93.3%	92.1%	94.1%	92.8%
Rental income	6.7%	7.9%	5.9%	7.2%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales (a)	78.0%	78.5%	77.6%	77.9%
Rental cost of sales (a)	55.5%	57.1%	55.9%	55.8%
Total cost of sales	76.5%	76.8%	76.4%	76.3%
Gross profit	23.5%	23.2%	23.6%	23.7%
Selling and administrative expenses	17.4%	17.2%	23.3%	22.4%
Depreciation and amortization expense	1.7%	1.9%	2.6%	2.8%
Restructuring and other charges	—%	0.2%	0.1%	0.3%
Operating income (loss)	4.4%	3.9%	(2.4)%	(1.8)%
Interest expense, net	0.8%	0.4%	1.0%	0.5%
Income (loss) before income taxes	3.6%	3.5%	(3.4)%	(2.3)%
Income tax (benefit) expense	—%	—%	0.1%	—%
Net income (loss)	3.6%	3.5%	(3.5)%	(2.3)%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	October 29, 2022	October 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$19,129	$10,996
Receivables, net	210,009	218,053
Merchandise inventories, net	371,570	370,529
Textbook rental inventories	49,355	50,642
Prepaid expenses and other current assets	54,924	68,965
Total current assets	704,987	719,185
Property and equipment, net	96,096	91,875
Operating lease right-of-use assets	291,704	252,650
Intangible assets, net	121,487	141,847
Goodwill	4,700	4,700
Deferred tax assets, net	—	15,943
Other noncurrent assets	20,980	26,010
Total assets	$1,239,954	$1,252,210
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$326,168	$333,099
Accrued liabilities	118,689	122,734
Current operating lease liabilities	130,802	118,434
Total current liabilities	575,659	574,267
Long-term deferred taxes, net	1,430	—
Long-term operating lease liabilities	190,758	171,341
Other long-term liabilities	19,643	51,113
Long-term borrowings	252,000	183,300
Total liabilities	1,039,490	980,021
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 55,132 and 54,162 shares, respectively; outstanding, 52,599 and 51,976 shares, respectively	551	541
Additional paid-in-capital	744,339	736,886
Accumulated deficit	(522,057)	(443,737)
Treasury stock, at cost	(22,369)	(21,501)
Total stockholders' equity	200,464	272,189
Total liabilities and stockholders' equity	$1,239,954	$1,252,210

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow  (Unaudited)
(In thousands, except per share data)

	26 weeks ended
	October 29, 2022	October 30, 2021
Cash flows from operating activities:
Net loss	$(30,563)	$(21,100)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization expense	23,292	24,576
Content amortization expense	3,195	2,586
Amortization of deferred financing costs	1,200	725
Merchandise inventory loss (a)	—	434
Stock-based compensation expense	3,510	2,600
Changes in other long-term assets and liabilities, net	319	1,596
Changes in operating lease right-of-use assets and liabilities	(298)	286
Changes in other operating assets and liabilities, net	8,721	12,573
Net cash flow provided by operating activities	9,376	24,276
Cash flows from investing activities:
Purchases of property and equipment	(20,573)	(21,264)
Net change in other noncurrent assets	255	326
Net cash flow used in investing activities	(20,318)	(20,938)
Cash flows from financing activities:
Proceeds from borrowings	348,200	259,720
Repayments of borrowings	(321,900)	(254,020)
Payment of deferred financing costs	(1,716)	—
Purchase of treasury shares	(857)	(2,359)
Proceeds from the exercise of stock options, net	—	37
Net cash flows provided by financing activities	23,727	3,378
Net increase in cash, cash equivalents and restricted cash	12,785	6,716
Cash, cash equivalents and restricted cash at beginning of period	21,934	16,814
Cash, cash equivalents and restricted cash at end of period	$34,719	$23,530
Changes in other operating assets and liabilities, net:
Receivables, net	$(72,970)	$(96,981)
Merchandise inventories	(77,716)	(89,851)
Textbook rental inventories	(19,743)	(21,950)
Prepaid expenses and other current assets	12,538	(3,288)
Accounts payable and accrued liabilities	166,612	224,643
Changes in other operating assets and liabilities, net	$8,721	$12,573

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information (In thousands, except percentages) (Unaudited)

Segment Information (a)	13 weeks ended		26 weeks ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Sales:
Retail (b)	$598,610	$608,952	$835,117	$819,421
Wholesale	21,120	21,669	58,203	66,153
DSS	8,465	8,279	17,649	16,582
Eliminations	(11,097)	(11,923)	(30,013)	(34,385)
Total Sales	$617,098	$626,977	$880,956	$867,771

Gross Profit
Retail (c)	$129,502	$128,930	$183,521	$177,673
Wholesale	5,455	5,620	12,354	16,025
DSS (d)	8,312	8,112	17,346	16,251
Eliminations	3,184	4,208	(1,703)	(1,341)
Total Gross Profit	$146,453	$146,870	$211,518	$208,608

Selling and Administrative Expenses
Retail	$90,086	$89,486	$169,090	$157,851
Wholesale	3,867	4,387	7,998	8,378
DSS	8,132	7,305	16,277	13,752
Corporate Services	5,075	6,809	12,289	14,253
Eliminations	(74)	(85)	(82)	(97)
Total Selling and Administrative Expenses	$107,086	$107,902	$205,572	$194,137

Segment Adjusted EBITDA (Non-GAAP) (e)
Retail	$39,416	$39,444	$14,431	$19,822
Wholesale	1,588	1,233	4,356	7,647
DSS	180	807	1,069	2,499
Corporate Services	(5,075)	(6,809)	(12,289)	(14,253)
Eliminations	3,258	4,293	(1,621)	(1,244)
Total Segment Adjusted EBITDA (Non-GAAP)	$39,367	$38,968	$5,946	$14,471

Percentage of Segment Sales
Gross Profit
Retail (c)	21.6%	21.2%	22.0%	21.7%
Wholesale	25.8%	25.9%	21.2%	24.2%
DSS (d)	98.2%	98.0%	98.3%	98.0%
Eliminations	(28.7)%	(35.3)%	5.7%	3.9%
Total Gross Profit	23.7%	23.4%	24.0%	24.0%

Selling and Administrative Expenses
Retail	15.0%	14.7%	20.2%	19.3%
Wholesale	18.3%	20.2%	13.7%	12.7%
DSS	96.1%	88.2%	92.2%	82.9%
Corporate Services	N/A	N/A	N/A	N/A
Eliminations	N/A	N/A	N/A	N/A
Total Selling and Administrative Expenses	17.4%	17.2%	23.3%	22.4%

(a)    See Explanatory Note in this Press Release for Segment descriptions.
(b)    In December 2020, we entered into merchandising partnership with Fanatics Retail Group Fulfillment, LLC, Inc. (“Fanatics”) and Fanatics Lids College, Inc. (“FLC”) (collectively referred to herein as the “FLC Partnership”). Effective in April 2021, as contemplated by the FLC Partnership's merchandising agreement and e-commerce agreement, we began to transition the fulfillment of logo and emblematic general merchandise sales to FLC and Fanatics. The transition to FLC for campus stores was effective in April 2021, and the e-commerce websites transitioned to Fanatics throughout Fiscal 2022. As the logo and emblematic general merchandise sales are fulfilled by FLC and Fanatics, we recognize commission revenue earned for these sales on a net basis in our condensed consolidated financial statements, as compared to the recognition of logo and emblematic sales on a gross basis in the periods prior to the transition. For Retail Gross Comparable Store Sales details, see the Sales Information disclosure of this Press Release.
(c)    For the 13 and 26 weeks ended October 29, 2022, the Retail Segment gross margin excludes $0 and $26 respectively, of amortization expense (non-cash) related to content development costs. For the 13 and 26 weeks ended October 30, 2022, the Retail Segment gross margin excludes $105 and $271 respectively, of amortization expense (non-cash) related to content development costs. Additionally, for the 26 weeks ended October 30, 2021, gross margin excludes a merchandise inventory loss of $434 in the Retail Segment related to the sale of our logo and emblematic general merchandise inventory below cost to FLC.
(d)    For the 13 and 26 weeks ended October 29, 2022, the DSS Segment gross margin excludes $1,618 and $3,169, respectively, of amortization expense (non-cash) related to content development costs. For the 13 and 26 weeks ended October 30, 2022, the DSS Segment gross margin excludes $1,206 and $2,315, respectively, of amortization expense (non-cash) related to content development costs.
(e)    For additional information, including a reconciliation to the most comparable financial measures presented in accordance with GAAP, see "Non-GAAP Information" and "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 week periods are as follows:

Dollars in millions	13 weeks ended	26 weeks ended
	October 29, 2022	October 29, 2022
Retail Sales
New stores (b) (c)	$40.1	$51.9
Closed stores (b)	(19.1)	(24.5)
Comparable stores (c)	(16.7)	4.8
Textbook rental deferral	(10.0)	(11.2)
Service revenue (d)	(1.9)	(2.4)
Other (d)	(2.7)	(2.9)
Retail Sales subtotal:	$(10.3)	$15.7
Wholesale Sales:	$(0.6)	$(8.0)
DSS Sales	$0.2	$1.1
Eliminations (f)	$0.8	$4.4
Total sales variance	$(9.9)	$13.2
(a)    The variances for this period are primarily related to re-opening stores that had temporarily closed due to the COVID-19 pandemic in the prior year.
(b)    The following is a store count summary for physical stores and virtual stores:

	13 weeks ended						26 weeks ended
	October 29, 2022			October 30, 2021			October 29, 2022			October 30, 2021
Number of Stores:	Physical	Virtual	Total	Physical	Virtual	Total	Physical	Virtual	Total	Physical	Virtual	Total
Beginning of period	793	613	1,406	784	645	1,429	805	622	1,427	769	648	1,417
Opened	8	10	18	11	12	23	34	24	58	41	35	76
Closed	8	17	25	1	6	7	46	40	86	16	32	48
End of period	793	606	1,399	794	651	1,445	793	606	1,399	794	651	1,445

(c)    In December 2020, we entered into merchandising partnership with Fanatics Retail Group Fulfillment, LLC, Inc. (“Fanatics”) and Fanatics Lids College, Inc. (“FLC”) (collectively referred to herein as the “FLC Partnership”). Effective in April 2021, as contemplated by the FLC Partnership's merchandising agreement and e-commerce agreement, we began to transition the fulfillment of logo and emblematic general merchandise sales to FLC and Fanatics. The transition to FLC for campus stores was effective in April 2021, and the e-commerce websites transitioned to Fanatics throughout Fiscal 2022. As the logo and emblematic general merchandise sales are fulfilled by FLC and Fanatics, we recognize commission revenue earned for these sales on a net basis in our condensed consolidated financial statements, as compared to the recognition of logo and emblematic sales on a gross basis in the periods prior to the transition. For Retail Gross Comparable Store Sales details, see below.
(d)    Service revenue includes brand partnerships, shipping and handling, and revenue from other programs.
(e)    Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, and other deferred items.
(f)    Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Retail Gross Comparable Store Sales

Retail Gross Comparable Store Sales variances by category for the 13 week periods are as follows:

Dollars in millions	13 weeks ended				26 weeks ended
	October 29, 2022		October 30, 2021 (a)		October 29, 2022		October 30, 2021 (a)
Textbooks (Course Materials)	$(21.8)	(4.6)%	$(0.5)	(0.1)%	$(19.5)	(3.2)%	$22.9	4.1%
General Merchandise	7.7	4.5%	74.0	76.6%	39.2	14.9%	124.7	89.5%
Total Retail Gross Comparable Store Sales	$(14.1)	(2.2)%	$73.5	13.2%	$19.7	2.3%	$147.6	21.0%

(a)    The variances for this period are primarily related to re-opening stores that had temporarily closed due to the COVID-19 pandemic in the prior year.
To supplement the Total Sales table presented above, the Company uses Retail Gross Comparable Store Sales as a key performance indicator. Retail Gross Comparable Store Sales includes sales from physical and virtual stores that have been open for an entire fiscal year period and does not include sales from permanently closed stores for all periods presented. For Retail Gross Comparable Store Sales, sales for logo and emblematic general merchandise fulfilled by FLC, Fanatics and digital agency sales are included on a gross basis for consistent year-over-year comparison.
Effective in April 2021, as contemplated by the FLC Partnership's merchandising agreement and e-commerce agreement, we began to transition the fulfillment of logo and emblematic general merchandise sales to FLC and Fanatics. The transition to FLC for campus stores was effective in April 2021, and the e-commerce websites transitioned to Fanatics throughout Fiscal 2022. As the logo and emblematic general merchandise sales are fulfilled by FLC and Fanatics, we recognize commission revenue earned for these sales on a net basis in our condensed consolidated financial statements, as compared to the recognition of logo and emblematic sales on a gross basis in the periods prior to the transition.
We believe the current Retail Gross Comparable Store Sales calculation method reflects management’s view that such comparable store sales are an important measure of the growth in sales when evaluating how established stores have performed over time. We present this metric as additional useful information about the Company’s operational and financial performance and to allow greater transparency with respect to important metrics used by management for operating and financial decision-making. Retail Gross Comparable Store Sales are also referred to as "same-store" sales by others within the retail industry and the method of calculating comparable store sales varies across the retail industry. As a result, our calculation of comparable store sales is not necessarily comparable to similarly titled measures reported by other companies and is intended only as supplemental information and is not a substitute for net sales presented in accordance with GAAP.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Non-GAAP Information (a)
(In thousands) (Unaudited)

Consolidated Adjusted Earnings (non-GAAP) (a)	13 weeks ended		26 weeks ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net income (loss)	$22,144	$22,528	$(30,563)	$(21,100)
Reconciling items, after-tax (below)	1,878	2,427	3,830	6,041
Adjusted Earnings (non-GAAP)	$24,022	$24,955	$(26,733)	$(15,059)

Reconciling items, pre-tax
Merchandise inventory loss (b)	$—	$—	$—	$434
Content amortization (non-cash) (c)	1,618	1,311	3,195	2,586
Restructuring and other charges (d)	260	1,116	635	3,021
Reconciling items, pre-tax	1,878	2,427	3,830	6,041
Less: Pro forma income tax impact (e)	—	—	—	—
Reconciling items, after-tax	$1,878	$2,427	$3,830	$6,041

Consolidated Adjusted EBITDA (non-GAAP) (a)	13 weeks ended		26 weeks ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net income (loss)	$22,144	$22,528	$(30,563)	$(21,100)
Add:
Depreciation and amortization expense	10,759	11,952	23,292	24,576
Interest expense, net	4,886	2,264	8,754	4,758
Income tax (benefit) expense	(300)	(203)	633	196
Merchandise inventory loss (b)	—	—	—	434
Content amortization (non-cash) (c)	1,618	1,311	3,195	2,586
Restructuring and other charges (d)	260	1,116	635	3,021
Adjusted EBITDA (non-GAAP)	$39,367	$38,968	$5,946	$14,471

Adjusted EBITDA by Segment (non-GAAP) (a)

The following is Adjusted EBITDA by Segment for the 13 and 26 week periods:

	13 weeks ended October 29, 2022
	Retail	Wholesale	DSS	Corporate Services (f)	Eliminations	Total
Net income (loss)	$30,547	$218	$(1,941)	$(9,938)	$3,258	$22,144
Add:
Depreciation and amortization expense	8,869	1,370	503	17	—	10,759
Interest expense, net	—	—	—	4,886	—	4,886
Income tax benefit	—	—	—	(300)	—	(300)
Content amortization (non-cash) (c)	—	—	1,618	—	—	1,618
Restructuring and other charges (d)	—	—	—	260	—	260
Adjusted EBITDA (non-GAAP)	$39,416	$1,588	$180	$(5,075)	$3,258	$39,367

	13 weeks ended October 30, 2021
	Retail	Wholesale	DSS	Corporate Services (f)	Eliminations	Total
Net income (loss)	$29,595	$(131)	$(2,301)	$(8,928)	$4,293	$22,528
Add:
Depreciation and amortization expense	8,669	1,364	1,902	17	—	11,952
Interest expense, net	—	—	—	2,264	—	2,264
Income tax benefit	—	—	—	(203)	—	(203)
Content amortization (non-cash) (c)	105	—	1,206	—	—	1,311
Restructuring and other charges (d)	1,075	—	—	41	—	1,116
Adjusted EBITDA (non-GAAP)	$39,444	$1,233	$807	$(6,809)	$4,293	$38,968

	26 weeks ended October 29, 2022
	Retail	Wholesale	DSS	Corporate Services (f)	Eliminations	Total
Net (loss) income	$(3,993)	$1,637	$(4,240)	$(22,346)	$(1,621)	$(30,563)
Add:
Depreciation and amortization expense	18,398	2,719	2,140	35	—	23,292
Interest expense, net	—	—	—	8,754	—	8,754
Income tax expense	—	—	—	633	—	633
Content amortization (non-cash) (c)	26	—	3,169	—	—	3,195
Restructuring and other charges (d)	—	—	—	635	—	635
Adjusted EBITDA (non-GAAP)	$14,431	$4,356	$1,069	$(12,289)	$(1,621)	$5,946

	26 weeks ended October 30, 2021
	Retail	Wholesale	DSS	Corporate Services (f)	Eliminations	Total
Net (loss) income	$(1,042)	$4,983	$(3,617)	$(20,180)	$(1,244)	$(21,100)
Add:
Depreciation and amortization expense	18,076	2,664	3,801	35	—	24,576
Interest expense, net	—	—	—	4,758	—	4,758
Income tax expense	—	—	—	196	—	196
Merchandise inventory loss (b)	434	—	—	—	—	434
Content amortization (non-cash) (c)	271	—	2,315	—	—	2,586
Restructuring and other charges (d)	2,083	—	—	938	—	3,021
Adjusted EBITDA (non-GAAP)	$19,822	$7,647	$2,499	$(14,253)	$(1,244)	$14,471
(a)    For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.
(b)    As contemplated by the FLC Partnership's merchandising agreement, we sold our logo and emblematic general merchandise inventory to FLC and received proceeds of $41,773, and recognized a merchandise inventory loss on the sale of $10,262 in cost of goods sold during the 52 weeks ended May 1, 2021 for the Retail Segment. The final inventory sale price was determined during the 13 weeks ended July 31, 2021, at which time, we received additional proceeds of $1,906, and recognized a merchandise inventory loss on the sale of $434 in cost of goods sold for the Retail Segment.
(c)    Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the condensed consolidated financial statements.
(d)    During the 26 weeks ended October 29, 2022 and October 30, 2021, we recognized restructuring and other charges totaling $635 and $3,021, respectively, comprised primarily of severance and other employee termination and benefit costs associated with the elimination of various positions as part of cost reduction objectives, and professional service costs for restructuring, process improvements, shareholder activist activities, and costs related to development and integration associated with the FLC Partnership.
(e)    Represents the income tax effects of the non-GAAP items.
(f)    Interest expense is reflected in Corporate Services as it is primarily related to our Credit Agreement and Term Loan Agreement which fund our operating and financing needs across the organization. Income taxes are reflected in Corporate Services as we record our income tax provision on a consolidated basis.

Free Cash Flow (non-GAAP) (a)

	13 weeks ended		26 weeks ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net cash flows provided by operating activities	$38,374	$41,580	$9,376	$24,276
Less:
Capital expenditures (b)	10,847	9,894	20,573	21,264
Cash interest paid	4,368	1,980	7,301	3,662
Cash taxes (refund) paid	(15,705)	(8,032)	(15,583)	(7,778)
Free Cash Flow (non-GAAP)	$38,864	$37,738	$(2,915)	$7,128

(a)    For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.
(b)    Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, digital initiatives and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures	13 weeks ended		26 weeks ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Physical store capital expenditures	$6,052	$3,587	$10,548	$7,480
Product and system development	2,947	3,856	5,612	7,480
Content development costs	1,294	1,865	3,313	4,712
Other	554	586	1,100	1,592
Total Capital Expenditures	$10,847	$9,894	$20,573	$21,264

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA, Adjusted EBITDA by Segment, and Free Cash Flow

To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the financial measures of Adjusted Earnings, Adjusted EBITDA, Adjusted EBITDA by Segment and Free Cash Flow, which are non-GAAP financial measures under Securities and Exchange Commission (the "SEC") regulations. We define Adjusted Earnings as net income (loss) adjusted for certain reconciling items that are subtracted from or added to net income (loss). We define Adjusted EBITDA as net income (loss) plus (1) depreciation and amortization; (2) interest expense and (3) income taxes, (4) as adjusted for items that are subtracted from or added to net income (loss). We define Free Cash Flow as Cash Flows from Operating Activities less capital expenditures, cash interest and cash taxes.

The non-GAAP measures included in the Press Release have been reconciled to the most comparable financial measures presented in accordance with GAAP, attached hereto as Exhibit 99.1, as follows: the reconciliation of Adjusted Earnings to net income (loss); the reconciliation of consolidated Adjusted EBITDA to consolidated net income (loss); and the reconciliation of Adjusted EBITDA by Segment to net income (loss) by segment. All of the items included in the reconciliations are either (i) non-cash items or (ii) items that management does not consider in assessing our on-going operating performance.

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

We review these non-GAAP financial measures as internal measures to evaluate our performance at a consolidated level and at a segment level and manage our operations. We believe that these measures are useful performance measures which are used by us to facilitate a comparison of our on-going operating performance on a consistent basis from period-to-period. We believe that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone, as they exclude certain items that management believes do not reflect the ordinary performance of our operations in a particular period. Our Board of Directors and management also use Adjusted EBITDA and Adjusted EBITDA by Segment, at a consolidated level and at a segment level, as one of the primary methods for planning and forecasting expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. Management also uses Adjusted EBITDA by Segment to determine segment capital allocations. We believe that the inclusion of Adjusted Earnings, Adjusted EBITDA, and Adjusted EBITDA by Segment results provides investors useful and important information regarding our operating results, in a manner that is consistent with management’s evaluation of business performance. We believe that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of our operating profitability and liquidity as we manage the business to maximize margin and cash flow.

The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 30, 2022 filed with the SEC on June 29, 2022, which includes consolidated financial statements for each of the three years for the period ended April 30, 2022, May 1, 2021, and May 2, 2020 (Fiscal 2022, Fiscal 2021, and Fiscal 2020, respectively) and the Company's Quarterly Report on Form 10-Q for the period ended July 30, 2022 filed with the SEC on August 31, 2022.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, a digital direct-to-student learning ecosystem, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Media Contact:
Carolyn J. Brown
Senior Vice President
Corporate Communications & Public Affairs
908-991-2967
cbrown@bned.com

Investor Contact:
Hunter Blankenbaker
Vice President
Investor Relations
908-991-2776
hblankenbaker@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make, including any statements made in regards to our response to the COVID-19 pandemic. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: risks associated with public health crises, epidemics, and pandemics, such as the COVID-19 pandemic, including the duration, spread, severity, and any recurrences thereof, and the impact such public health crises have on the overall demand for BNED products and services, our operations, the operations of our suppliers and other business partners, and the effectiveness of our response to these risks; general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, the inability to achieve the expected cost savings during the anticipated time frame, and the inability to implement our cost saving initiatives in a timely and efficient manner; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs, as well as the risks associated with the impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, recurring billing or similar marketing and sales activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended April 30, 2022. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.